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FINANCIAL INFORMATION (Cont. from Screen 33) filed for series 26.


EXPENSES (Negative answers are allowed
For the period covered by this form

            on this screen for 72Z only)
($000's omitted)

72.Y) Expense reimbursements ----------------------------- $    	0

   Z) Net investment income ------------------------------ $      0

	  AA) Realized capital gains ----------------------- $      0

	  BB) Realized capital losses ---------------------- $      0

  CC) 1. Net unrealized appreciation during the period --- $      0

      2. Net unrealized depreciation during the period --- $      0

  DD) 1. Total income dividends for which record date passed during the period ------------------------ $

2. Dividends for a second class of open-end company shares -----------------------------------$

  EE) Total capital gains distributions for which
      record date passed during the period --------------- $       0
73. Distributions per share for which record date passed during the period:
       NOTE: Show in fractions of a cent if so declared.
"   A) 1. Dividends from net investment income $0.0000, $0.0000
"      2. Dividends for a second class of open-end
          company shares ------------$ 0.0000, $ 0.000
   B) Distribution of capital gains ---------------$
   C) Other distributions --------------------------------- $0.0865, $0.0495
                              SCREEN NUMBER: 34

Because the electronic format for filing Form N-SAR does not provide
"adequate space for responding to Items 73A1&2 and 74V1&2 correctly, " the correct answers are as above.
The Prudential Series Fund - SP International Growth Portfolio